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Exhibit 99.1
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WELLCARE NAMES JONATHAN P. RICH SVP AND CHIEF COMPLIANCE OFFICER

TAMPA, FL (July 8, 2008) — WellCare Health Plans, Inc. (NYSE: WCG) today announced that Jonathan P. Rich, formerly general counsel and chief compliance officer for health insurer Aveta Inc., will join the Company as senior vice president and chief compliance officer on or about August 11, 2008. Rich will report to the president and chief executive officer and the Regulatory Compliance Committee of the Board of Directors.

“Jonathan has extensive experience in counseling senior executives on complex health care industry compliance and regulatory issues,” said Ruben Jose King-Shaw, Jr., chair of WellCare’s Regulatory Compliance Committee. “His understanding and appreciation of these issues, coupled with his reputation as a leader who is focused on achieving excellence with integrity and transparency, make him a valuable addition to WellCare.”

Prior to joining Aveta in 2006, Rich was a senior executive at Oxford Health Plans for eight years, serving first as vice president and director of litigation and legal affairs and later as senior vice president and general counsel. Rich also worked for nine years as an associate at the law firm of Simpson, Thacher & Bartlett in New York. He is a graduate of Columbia University Law School, where he served on the Columbia Law Review, and of the University of North Carolina, where he earned summa cum laude honors.

“I’m pleased to be joining the WellCare team and look forward to leading its compliance and regulatory efforts,” said Rich. “This is an exciting time to be part of the Company, and I’m eager to play my part in serving the members, communities and states that have placed their trust in WellCare.”

“Jonathan brings outstanding legal and leadership credentials to our company,” said Heath Schiesser, president and chief executive officer of WellCare. “We look forward to working with him as our guide to further strengthening our robust compliance and regulatory program.”

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services exclusively for government-sponsored healthcare programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Florida, WellCare offers a variety of health plans for families, children, the aged, blind and disabled and prescription drug plans, currently serving more than 2.4 million members nationwide. For more information about WellCare, please visit the Company’s website at www.wellcare.com.

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